                                                                  Execution Copy



                       OPTOPICS LABORATORIES CORPORATION

                                    - and -

                        MIZA PHARMACEUTICALS USA, INC.



                           ASSET PURCHASE AGREEMENT

                               OCTOBER 14, 1999



                                 Bennett Jones
                           1000, 10035 - 105 Street
                               Edmonton, Alberta
                                    T5J 3T2
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                               TABLE OF CONTENTS

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                                   ARTICLE I
                                INTERPRETATION

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1.1      DEFINED TERMS..................................................    1

1.2      GENDER AND NUMBER..............................................    8

1.3      HEADINGS ETC...................................................    8

1.4      CURRENCY.......................................................    8

1.5      SEVERABILITY...................................................    8

1.6      ENTIRE AGREEMENT...............................................    9

1.7      AMENDMENTS.....................................................    9

1.8      STATUTORY REFERENCES...........................................    9

1.9      WAIVER.........................................................    9

1.10     GOVERNING LAW..................................................    9

1.11     INCLUSION......................................................    9

1.12     ACCOUNTING.....................................................    9

1.13     CONSENT........................................................    9

1.14     CALCULATION OF TIME............................................   10

1.15     BUSINESS DAY...................................................   10

1.16     INCORPORATION OF SCHEDULES.....................................   10

                                  ARTICLE II
                                    ASSETS

2.1      ASSETS.........................................................   11

2.2      ASSIGNMENT OF CONTRACTS........................................   12

2.3      [INTENTIONALLY OMITTED]........................................   12

2.4      GRANT OF KNOW-HOW AND OTHER INTELLECTUAL PROPERTIES............   12

                                  ARTICLE III
                                PURCHASE PRICE

3.1      PURCHASE PRICE.................................................   12

3.2      ALLOCATION.....................................................   12

3.3      PAYMENT AT CLOSING.............................................   13

3.4      [INTENTIONALLY OMITTED.].......................................   13
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3.5      PAYMENT OF SALES TAX AND REGISTRATION CHARGES ON TRANSFER......  13

                                  ARTICLE IV
                              ASSUMED LIABILITIES

4.1      ASSUMED LIABILITIES............................................  13

4.2      EXCLUDED LIABILITIES...........................................  13

4.3      ASSUMPTION OF CONTRACTUAL LIABILITIES..........................  14

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE VENDOR

5.1      DUE CONSTITUTION OF THE VENDOR.................................  14

5.2      POWER..........................................................  14

5.3      QUALIFICATION TO DO BUSINESS...................................  14

5.4      VALIDITY OF AGREEMENT..........................................  14

5.5      RESTRICTIVE DOCUMENTS..........................................  15

5.6      COMMERCIAL RELATIONSHIPS.......................................  15

5.7      NO MATERIAL ADVERSE CHANGE.....................................  15

5.8      COMPLIANCE WITH LAWS...........................................  16

5.9      AUTHORIZATIONS.................................................  16

5.10     TITLE TO ASSETS................................................  17

5.11     NO OPTIONS ON ASSETS, ETC......................................  17

5.12     CONDITION OF INVENTORIES.......................................  17

5.13     REAL PROPERTY..................................................  17

5.14     LEASE..........................................................  17

5.15     MATERIAL CONTRACTS.............................................  18

5.16     CONSENTS.......................................................  18

5.17     NO BREACH OF CONTRACTS.........................................  18

5.18     INTELLECTUAL PROPERTY RIGHTS...................................  18

5.19     BOOKS AND RECORDS..............................................  19

5.20     TAXES..........................................................  19

5.21     EMPLOYEES......................................................  19

5.22     ENVIRONMENTAL MATTERS..........................................  20

5.23     INSURANCE......................................................  21

5.24     LITIGATION.....................................................  21
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                                     -ii-
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5.25     WARRANTIES.....................................................  21

5.26     YEAR 2000 COMPLIANCE...........................................  21

                                  ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1      DUE INCORPORATION AND EXISTENCE OF THE PURCHASER...............  22

6.2      VALIDITY OF AGREEMENT..........................................  22

6.3      RESTRICTIVE DOCUMENTS..........................................  22

                                  ARTICLE VII
                     PRE-CLOSING COVENANTS OF THE PARTIES

7.1      OPERATION OF ASSETS PRIOR TO CLOSING...........................  22

7.2      ACTIONS TO SATISFY CLOSING CONDITIONS..........................  24

7.3      TRANSFER OF THE ASSETS.........................................  25

7.4      REQUEST FOR CONSENTS...........................................  25

7.5      FILINGS AND AUTHORIZATIONS.....................................  25

7.6      BULK SALES LAWS................................................  25

7.7      NOTICE OF UNTRUE REPRESENTATION OR WARRANTY....................  25

7.8      EXCLUSIVE DEALING..............................................  25

                                 ARTICLE VIII
                             CONDITIONS OF CLOSING

8.1      CONDITIONS FOR THE BENEFIT OF THE PURCHASER....................  26

8.2      NON-PERFORMANCE BY VENDOR......................................  28

8.3      CONDITIONS FOR THE BENEFIT OF THE VENDOR.......................  28

8.4      NON-PERFORMANCE BY PURCHASER...................................  29

8.5      MUTUAL CONDITIONS PRECEDENT....................................  30

                                  ARTICLE IX
                  CLOSING, TRANSFER OF POSSESSION, RISK OF LOSS

9.1      DATE, TIME AND PLACE OF CLOSING................................  30

9.2      CLOSING PROCEDURES.............................................  30

9.3      RISK OF LOSS...................................................  31

                                   ARTICLE X
            SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES

10.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.....................  31
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10.2     INDEMNIFICATION IN FAVOUR OF THE PURCHASER..................... 31

10.3     INDEMNIFICATION IN FAVOUR OF THE VENDOR........................ 32

10.4     INDEMNIFICATION PROCEEDINGS.................................... 32

10.5     EXCLUSION OF OTHER REMEDIES.................................... 34

                                  ARTICLE XI
                            POST-CLOSING COVENANTS

11.1     ADDITIONAL MATTERS............................................. 34

11.2     FURTHER ASSURANCES............................................. 34

                                  ARTICLE XII
                            [INTENTIONALLY OMITTED]

                                 ARTICLE XIII
                                   EMPLOYEES

13.1     TERMS OF EMPLOYMENT............................................ 35

13.2     TERMINATION OF EMPLOYEES....................................... 35

13.3     OFFER OF EMPLOYMENT............................................ 35

13.4     INDEMNIFICATION BY VENDOR...................................... 35

                                   ARTICLE XIV
                       NON-COMPETITION AND CONFIDENTIALITY

14.1     NON-COMPETITION AND CONFIDENTIALITY............................ 35

14.2     LIMITATIONS.................................................... 36

14.3     NON-USE OF TRADE MARKS......................................... 36

14.4     MODIFICATION................................................... 36

                                  ARTICLE XV
                            RESOLUTION OF DISPUTES

15.1     RESOLUTION OF DISPUTES......................................... 36

ARTICLE XVI
                                 MISCELLANEOUS

16.1     NOTICES........................................................ 37

16.2     PUBLICITY...................................................... 38

16.3     TIME OF THE ESSENCE............................................ 38

16.4     BROKERS........................................................ 38

16.5     THIRD PARTY BENEFICIARIES...................................... 39
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                                     -iv-
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16.6     EXPENSES....................................................... 39

16.7     ENUREMENT...................................................... 39

16.8     ASSIGNMENT..................................................... 39

16.9     COUNTERPARTS................................................... 39

16.10    NON-MERGER..................................................... 40
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                                      -v-

                                                                  Execution Copy

                           ASSET PURCHASE AGREEMENT


This Agreement made the 14/th/ day of October, 1999

BETWEEN:

          OPTOPICS LABORATORIES CORPORATION, a body corporate, incorporated under the laws of the State of Delaware and having offices at Fairton, New Jersey, USA (the
          "Vendor")

                                    - and -

          MIZA PHARMACEUTICALS USA, INC., a body corporate, incorporated under the laws of the State of Delaware and having offices at Boston, Massachusetts (the
          "Purchaser")

WHEREAS the Vendor carries on a sterile liquid drug manufacturing business from facilities in the State of New Jersey, USA; and

WHEREAS the Vendor desires to sell to the Purchaser and the Purchaser desires to purchase from the Vendor, in accordance with the terms of this Agreement, certain of the property and assets used in the operation of the aforesaid business of the Vendor;

NOW THEREFORE in consideration of the premises and the mutual agreements contained in this Agreement, and of other valuable consideration (the receipt and adequacy of which are hereby acknowledged) the Parties hereto agree as follows:

                                   ARTICLE I
                                INTERPRETATION

1.1  Defined Terms

In this Agreement, including the premises hereto, this Section and each Schedule, the following terms have the following meanings:

"Accounts Payable" means all trade and other accounts payable and accruals or amounts otherwise payable by the Vendor, including payables to Affiliates, in connection with the Business and the operation of the Assets;

"Accounts Receivable" means all trade and other accounts receivable, notes receivable and other debts due or accruing due to the Vendor in connection with the Business;

"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under control with the specified Person;

"Agreement" means this asset purchase agreement and all schedules and instruments in amendment or confirmation of it, "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision and "Article", "Section", "Subsection", "Paragraph" or other subdivision followed by a number means and refers to the specified Article, Section, Subsection, Paragraph or other subdivision of this Agreement;

"Agreement of Sale" means the agreement between Fairton Realty Holdings, Inc. and the Purchaser substantially in the form of the unexecuted agreement attached hereto as Schedule 1.1(a);

"Ancillary Agreements" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including the Closing Agreements; and "Ancillary Agreement" means any one of such agreements, certificates or other instruments;

"aNDAs" means the abbreviated new drug applications in the name of the Vendor or NutraMax used in the Business;

"Assets" means the assets listed in Section 2.1(a) to (l) inclusively but excluding the Excluded Assets;

"Assumed Liabilities" has the meaning ascribed thereto in Section 4.1;

"Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or by-law, rule or regulation of any Governmental Entity having jurisdiction over such Person, whether or not having the force of Law;

"Benefit Plans" means the employee benefit plans relating to the employees of the Business which are listed as benefit plans in Schedule 1.1(c);

"Books and Records" means all technical and business records, data, reports, files, lists, drawings, art work, graphic arts files and films, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) in respect of the Assets;

"Buildings and Fixtures" means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated at the Plant, the Owned Property or the Leased Property, or all of them as the context requires;

"Business" means the sterile liquid drug manufacturing business carried on by the Vendor from the Plant and the Warehouse;

"Business Day" means any day of the year, other than a Saturday, Sunday or any day on which banks are generally required or authorized to close in Edmonton, Alberta, Canada or in Fairton, New Jersey, USA;

"Claim" means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment and reassessment;

"Closing" means the completion of the transaction of purchase and sale and other transactions contemplated in this Agreement;

"Closing Agreements" means, collectively, the Agreement of Sale, the NutraMax Guarantee, the MIZA Guarantee and the Distribution Agreement;

"Closing Date" means a date during the week of November 15, 1999 or such other date upon which the Parties may mutually agree in writing;

"Collective Bargaining Agreements" means collective bargaining agreements between the Vendor and one or more unions representing employees of the Vendor;

"Consents" means the consents of contracting parties required for the assignment of any Contract or Lease, and "Consent" means any one of such Consents;

"Contracts" means the contracts, agreements in respect of Intellectual Properties, leases of real and personal property, licenses, undertakings, engagements or commitments listed in Schedule 2.1(c) and "Contract" means any one of such Contracts;

"Contractual Rights" has the meaning ascribed thereto in Section 2.2;

"Dealing" means any past, present or future activity, event or circumstance in respect of a Substance, including using, generating, manufacturing, refining, treating, transporting, storing, handling, labelling, documenting, recycling, disposing of, depositing, transferring, producing or processing the Substance or contracting to do any of the foregoing;

"Discharge", in respect of a Substance, includes any emission, discharge, release, deposit, issuance, spray, injection, abandonment, escape, spill, leak, seepage, disposal, exhaust, or as defined in any Environmental Laws of the United States of America or the State of New Jersey, of such Substance;

"Distribution Agreement" means the shipping and distribution agreement among the Vendor, the Purchaser and NutraMax substantially in the form of unexecuted agreement attached hereto as Schedule 1.1(e);

"Effective Time" means 11:59 p.m. (Fairton time) on the Closing Date;

"Employees" means the employees of the Vendor immediately before Closing who are listed on Schedule 1.1(d) hereto;

"Encumbrances" means liens, charges, mortgages, pledges, security interests, claims, defects of title, restrictions, leases and any other rights of third parties relating to property, including rights of set-off, voting trusts and other encumbrances of any kind;

"Environment" includes the ambient air, all layers of atmosphere, surface water, underground water, any land or underground space even if submerged in water or covered by a structure, all organic and inorganic matters, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms;

"Environmental Laws" includes all federal, state, municipal or local statutes, regulations, by-laws, guidelines, policies or rules, and orders of any Governmental Entity, relating to the Environment, applicable to the Assets, the Owned Property or the Leased Property;

"Environmental Liabilities and Costs" means all Losses and Claims relating to the Environment, whether known or unknown, current or potential, past, present or future, including those imposed by, under or pursuant to Environmental Laws, all Losses and Claims related to Remedial Actions and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants, where such Losses and Claims relating to the Environment are based on, arise out of or are otherwise in respect of:

     (a)  the ownership or operation of the Assets;

     (b) the conditions on, under, above or about any real property, assets, equipment or facilities currently or previously owned, leased or operated by the Vendor;

     (c) expenditures necessary to cause the operations of any of the Assets to comply in all material respects with any and all requirements under Environmental Laws, including expenditures in connection with obtaining required Environmental Permits;

     (d) expenditures necessary to effect the closure, decommissioning or rehabilitation of any of the operations of any of the Assets owned, leased or operated by the Vendor;

     (e) liability for personal injury or property damage, including damages assessed for the maintenance of a public or private nuisance; and

     (f) any other matter affecting [the Owned Properties], Leased Property or other Assets within the jurisdiction of any Governmental Entity administering any Environmental Law;

"Environmental Permits" means all permits, certificates, approvals, registrations and licences issued or issuable by any Governmental Entity pursuant to any Environmental Law;

"Environmental Reports" includes all environmental audits, environmental compliance reviews, environmental site assessments and all studies or evaluations relating to the Environment prepared by or on behalf of the Vendor in respect of the operation of the Assets;

"Excluded Assets" means (a) all cash or Accounts Receivable; (b) corporate books and records of NutraMax, as well as those of the Vendor and Fairton, as they relate to sensitive financial or strategic matters pertaining principally to the business of

NutraMax; and (c) any assets, contractual rights and obligations not specifically described in this Agreement or schedules attached hereto;

"Excluded Liabilities" has the meaning ascribed thereto in Section 4.2;

"Fairton" means Fairton Realty Holdings Inc.;

"GAAP" means generally accepted accounting principles so described and promulgated by the American Institute of Certified Public Accountants and applied on a basis which is consistent with the past practice of the Vendor;

"Governmental Entity" means (i) any multinational, federal, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Intellectual Properties" means any and all Trade Marks, Know-How, copyrights, applications for any of the foregoing, designs, inventions, computer programs and other intellectual or industrial property related to the operation of the Assets including all aNDAs, all as described in Schedule 2.1(d);

"Interim Period" means the period of time between the close of business on August 31, 1999 and the Time of Closing on the Closing Date;

"Inventories" means all inventories of raw materials, packaging materials and finished products of the Business excluding Materials in Processing;

"Know-How" means technical know-how, data, information, recipes, formulae and processes including standard operating procedures, research and development know-how and manufacturing know-how such as plant designs and operating manuals related to the Assets and the operation of the Assets in the possession or control of the Vendor or of NutraMax;

"Laws" means all statutes, codes, ordinances, decrees, rules, regulations, municipal ordinances, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them;

"Leased Property", when used in respect of the Vendor, means the lands and premises forming the subject matter of the Lease from which the Vendor carries on the Business at the municipal addresses as listed in Schedule 1.1(g);

"Lease", when used in respect of the Vendor, means the lease and sublease of lands and premises used in the Business which is listed and described in
Schedule 1.1(g);

"Loss" means any loss whatsoever, including expenses, costs, damages, diminution in value, penalties, fines, charges, claims, demands, liabilities, interest and any and all legal fees and disbursements;

"Machinery and Equipment" means machinery, computer equipment, other equipment, jigs, dies, tools, handling equipment, furniture and furnishings used in connection with the Business;

"Materials in Processing" means raw materials, packaging materials and finished products in processing at the Plant;

"MIZA Guarantee" means the guarantee agreement between MIZA Pharmaceuticals, Inc. and the Vendor substantially in the form of the unexecuted agreement attached hereto as Schedule 1.1(h);

"Notice" means any claim, citation, directive, order (draft or otherwise), request for information, statement of claim, litigation, notice of investigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or implied or threatened, from any Person;

"NutraMax" means NutraMax Products, Inc., the parent corporation of the Vendor;

"NutraMax Guarantee" means the guarantee agreement between NutraMax and the Purchaser substantially in the form of the unexecuted agreement attached hereto as Schedule 1.1(i);

"Owned Property", when used in respect of the Vendor, means, collectively, the lands and premises which are listed and described as such in Schedule 1.1(j) and the Buildings and Fixtures thereon;

"Parties" means the Vendor, the Purchaser and any other person who may become a party to this Agreement; and "Party" means any one of them;

"Pension Plan" means a pension plan administered by the Vendor for the benefit of employees of the Business other than the 401K plan or profit sharing plan administered by the Vendor;

"Permitted Encumbrances" means (a) Encumbrances for Taxes, assessments or governmental charges or levies on property not yet due and delinquent; (b) easements, encroachments and other minor imperfections of title which do not individually or in the aggregate materially detract from the value of, or impair the use or marketability of any real property or the Assets; and (c) the Encumbrances listed in Schedule 1.1(j);

"Person" means an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

"Plant" means the sterile liquid drug manufacturing plant situated at 32 Main Street, Fairton, New Jersey, USA;

"Prime" means the floating annual rate of interest established and announced by the Wall Street Journal from time to time as a reference rate for the purpose of determining rates of interest charged on loans denominated in US dollars;

"Purchase Price" has the meaning ascribed thereto in Section 3.1;

"Remedial Action" means any action, whether voluntary or compelled, that is reasonably necessary to (a) clean up, remove, treat or in any other way deal with Substances in the Environment; (b) prevent any Discharge of Substances where such Discharge would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the Environment; or (c) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in connection with any of the Assets;

"Restricted Business" means the Business as conducted by the Vendor immediately prior to Closing, but not including any pharmaceutical manufacturing using blow/fill/seal technology including the manufacturing of ophthalmic products;

"Spare Parts" means accessories, supplies and processing materials stored at the Plant to be used in connection with the operation of the Assets;

"Substance" means any material or substance that is deemed to be "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "contaminant", a "waste", a "source of contaminant" or a "pollutant" under any Environmental Laws of the United States or the State of New Jersey applicable to the Assets, the Owned Property or the Leased Property;

"Tax" means any tax, duty, excise, fee, impost, assessment, deduction, charge or withholding tax including federal and state sales tax, social services tax, goods and services tax, land transfer tax, property purchase tax, income taxes, excise tax, use tax, business tax, capital tax, franchise tax and other state and federal taxes, municipal tax, local tax, foreign tax, and all liabilities with respect thereto, including any penalty and interest payable with respect thereto, levied, imposed or assessed from time to time upon or in respect of income, profits or assets of any nature or kind by any Governmental Entity;

"Third Party/Third Parties" means all persons or entities with which the Vendor deals, or upon which it depends, directly or indirectly, in satisfying its obligations of the Business without delay or interruption;

"Time of Closing" means 10:00 a.m. (Gloucester, MA time) on the Closing Date or such later time as the completion of the transaction of purchase and sale contemplated in this Agreement may occur;

"Trade Mark" means any and all trade mark registrations and applications for trade mark registrations and brand names related to the Assets in the name of the Vendor or NutraMax;

"Transferred Employee" means an Employee who has accepted an offer of employment from the Purchaser;

"Vendor's Group" means the Vendor and NutraMax;

"Warehouse" means the leased warehouse situated at 176 Baltimore Avenue, Bridgeton, New Jersey, USA also hereinafter referred to as the Leased Property;

"Year 2000 Compliant/Year 2000 Compliance" means the state where all products and systems containing date-recording or date sensitive electronic components and used, directly or indirectly, to satisfy obligations under this Agreement, whether owned or used by the Vendor or a Third Party (a) are designed to be used and will, correctly and without human intervention, store, record, process, use, calculate, sequence and exchange data which references dates prior to, during and after the calendar year 2000 A.D. without error relating to date data, and will operate transparently to the user during such time periods without a difference in functionality or performance; (b) are capable of operating without error relating to logical and mathematical operations carried out on date data which represents or references different centuries or more than one century; (c) correctly recognize the year 2000 as a leap year; (d) do not use date fields as indicators or for purposes other than to store valid dates; (e) will not experience any interruption, malfunction or failure as a result of any value of current date; and (f) are designed such that the century in all date fields, date-related user interfaces and other interfaces is specified either explicitly or by unambiguous algorithms or inferencing rules (and that, in the latter case, the products or systems respond to two-digit year dates in a way that resolves the ambiguity as to the century in a disclosed, defined and pre-determined manner); and

"Year 2000 Problem" means any matter that affects or may affect, temporarily or permanently, the present or future ability of products or systems to be Year 2000 Compliant.

1.2  Gender and Number

Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.3  Headings Etc.

The provision of a Table of Contents, the division into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.4  Currency

All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in US currency.

1.5  Severability

Any Article, Section, Subsection or other subdivision of the Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall remain in full force and effect.

1.6   Entire Agreement

This Agreement together with the Ancillary Agreements constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein. If there is any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

1.7   Amendments

This Agreement may only be amended, modified or supplemented by a written agreement signed by all Parties.

1.8   Statutory References

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statutes or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.9   Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.

1.10  Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New Jersey.

1.11  Inclusion

Where the word "including" or "includes" is used in this Agreement it means "including (or includes) without limitation".

1.12  Accounting

All accounting terms used in this Agreement and not specifically defined herein or therein shall be construed in accordance with GAAP.

1.13  Consent

Whenever a provision of this Agreement requires an approval or consent by a Person who is a party to an agreement and notification of such approval or consent is not delivered within the applicable time period, then, unless otherwise specified, such Person shall be conclusively deemed to have withheld its approval or consent.

1.14  Calculation of Time

Unless otherwise specified, time periods referred to in this Agreement within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.15  Business Day

Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.16  Incorporation of Schedules

The following are the schedules attached to and incorporated in this Agreement.

      Financial Schedules

      Schedule 3.2         -    Allocation of Purchase Price
      Schedule 8.1(d)(iv)  -    Unaudited Financial Statements of NutraMax as
                                of August 31, 1999

      Asset Schedules

      Schedule 1.1(g)      -    Property Lease
      Schedule 1.1(j)      -    Owned Property and Permitted Encumbrances
      Schedule 2.1(c)      -    Contracts and Material Contracts
      Schedule 2.1(d)      -    Intellectual Properties
      Schedule 2.1(e)      -    Inventories, Materials in Processing, Spare
                                Parts and Vehicles
      Schedule 2.1(f)      -    Machinery and Equipment


      Disclosure Schedules

      Schedule 1.1(c)      -    Benefit Plans
      Schedule 1.1(d)      -    Employees
      Schedule 2.1(a)      -    Customer List
      Schedule 5.3         -    Qualification to do Business
      Schedule 5.5         -    Required Consents
      Schedule 5.9         -    Authorizations
      Schedule 5.16        -    Reservations as to Consents
      Schedule 5.22        -    Environmental Matters
      Schedule 5.23        -    Insurance
      Schedule 5.24        -    Litigation
      Schedule 5.25        -    Product Warranties

     Schedule of Forms

     Schedule 1.1(a)   -   Form of Agreement of Sale
     Schedule 1.1(e)   -   Form of Distribution Agreement
     Schedule 1.1(h)   -   Form of MIZA Guarantee
     Schedule 1.1(i)   -   Form of NutraMax Guarantee

                                  ARTICLE II
                                    ASSETS

2.1  Assets

Subject to the terms and conditions hereof, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor at the Time of Closing on the Closing Date, effective as of the Effective Time, the following Assets, namely:

     (a)  Books and Records. All Books and Records relevant exclusively to the
          -----------------
          Assets, the operation of the Assets and Intellectual Properties including the customer list attached as Schedule 2.1(a);

     (b)  Buildings and Fixtures. All Buildings and Fixtures described in
          ----------------------
          Schedule 2.1(b);

     (c)  Contracts. Subject to the provisions of Section 2.2 hereof, the full
          ---------
          benefit of all provisions of all Contracts described in Schedule
          2.1(c);

     (d)  Intellectual Properties. Certain rights, title, interest and benefits
          -----------------------
          of the Vendor and NutraMax in and to the Intellectual Properties described in Schedules 2.1(d);

     (e)  Inventories.  All Inventories described in Schedule 2.1(e);
          -----------

     (f)  Machinery and Equipment. The Machinery and Equipment described in
          -----------------------
          Schedule 2.1(f);

     (g)  Materials in Processing. All Materials in Processing described in
          -----------------------
          Schedule 2.1(e);

     (h)  Name. The exclusive right of the Purchaser to the name "Optopics" or
          ----
          any variation thereof;

     (i)  [Intentionally Omitted];

     (j)  Real Property.  All the Owned Property and the Leased Property;
          -------------

     (k)  Spare Parts.  All Spare Parts described in Schedule 2.1(e); and
          -----------

     (l)  Vehicles. The trucks, cars and other motor vehicles described in
          --------
          Schedule 2.1(e).

2.2  Assignment of Contracts

Nothing in this Agreement shall be construed as an attempt to assign any Assets described as a Contract or Lease which, as a matter of law, is not assignable in whole or in part without the Consent of the other party or parties thereto, unless such Consent shall have been given (and in this Agreement, the benefits under such non-assigned Contracts and Leases are referred to as the "Contractual Rights"). In accordance with the provisions of Section 7.4, the Vendor shall use its best efforts to obtain such Consents, and whether or not such Consents are obtained, shall take all reasonable actions to preserve the benefit of such Contracts, Leases and the Contractual Rights for the Purchaser.

2.3  [Intentionally Omitted].

2.4  Grant of Know-How and Other Intellectual Properties

With respect to Know-How and other Intellectual Properties listed in Schedule 2.1(d), (other than the aNDAs) the Vendor hereby grants to the Purchaser or its nominee the non-exclusive right, with sub-licensing rights, to use the Know-How and other Intellectual Properties with respect to the manufacture, use and sale of pharmaceutical product. The Vendor hereby grants to the Purchaser or its nominee the exclusive right (to the extent the Vendor has such right), with sublicensing rights, to use the aNDAs set out in Schedule 2.1(d).

                                  ARTICLE III
                                PURCHASE PRICE

3.1  Purchase Price

The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Assets shall be Three Million Six Hundred Thousand United States Dollars (U.S. $3,600,000.00) subject to the following post-Closing adjustments on account of actual Inventories and Materials in Processing as at the Closing Date.

If the Vendor's aggregate cost of the Inventories and Materials in Processing as at the Closing Date is less than One Million Six Hundred Thousand United States Dollars (U.S. $1,600,000.00), the Purchase Price shall be reduced by the amount that is equal to the difference of such cost and One Million Six Hundred Thousand United States Dollars (U.S. $1,600,000.00). For example, if such cost is One Million Five Hundred Thousand United States Dollars (U.S. $1,500,000.00) the Purchase Price shall be reduced by One Hundred Thousand United States Dollars (U.S. $100,000.00).

3.2  Allocation

The Vendor and the Purchaser hereby agree to allocate the Purchase Price in accordance with the provisions of Schedule 3.2 and to execute and file all Tax returns and prepare all financial statements, returns and other instruments on the basis of such allocations.

3.3  Payment at Closing

At the Time of Closing, the Purchaser shall pay to the Vendor the amount of the Purchase Price by wire transfer pursuant to the instructions of the Vendor.

3.4  [Intentionally omitted.]

3.5  Payment of Sales Tax and Registration Charges on Transfer

The Purchaser shall be liable for and shall pay directly all land transfer taxes, federal and state sales taxes and all other Taxes, registration charges or other like charges properly payable by a buyer upon and in connection with the conveyance and transfer of Assets by the Vendor to the Purchaser hereunder.

                                  ARTICLE IV
                              ASSUMED LIABILITIES

4.1  Assumed Liabilities

Subject to Closing, the Purchaser hereby agrees to discharge, perform and fulfill the following obligations and liabilities with respect to the operation of the Assets and from the Effective Time (collectively, the "Assumed Liabilities"):

     (a) all obligations or liabilities under the Contracts and the Leases arising in respect of the period after the Effective Time and not related to any default existing prior to or as a consequence of Closing;

     (b)  any liability expressly assumed by the Purchaser under Article 12;

     (c) obligations and liabilities arising under the Closing Agreements to which the Purchaser is a party; and

     (d)  any other obligations expressly assumed hereunder.

4.2  Excluded Liabilities

Except for the Assumed Liabilities, the Purchaser shall not assume and shall have no obligation to discharge, perform or fulfill any other liabilities or obligations, contingent or otherwise, of the Vendor in respect of the Business or Assets of any kind whatsoever (collectively, the "Excluded Liabilities") including:

     (a)  Accounts Payable;

     (b) liabilities incurred or accruing due in respect of periods prior to the Effective Time under the Contracts or Leases;

     (c) any assessment or reassessment for income, corporate, capital, sales, excise or other Taxes, duties or imposts of any kind whatsoever of the Vendor or relating to the Business or Assets in respect of a period prior to the Effective Time;

     (d) any third party product liability or warranty liability arising at any time in respect of products of the Business processed or shipped on or prior to the Closing Date, even though a Claim therefor may be made or filed after the Effective Time;

     (e) any liability of the Vendor to the employees of the Business arising in respect of a period prior to the Effective Time; and

     (f)  any liability for pre-closing liabilities pursuant to Environmental
          Laws.

4.3  Assumption of Contractual Liabilities

Notwithstanding anything in this Agreement, the Purchaser shall not assume and shall have no obligation to discharge any liability or obligation under any Contract or Lease (a) which, as a matter of law, is not assignable in whole or in part without the Consent of the other party or parties thereto, unless such Consents have been obtained, and the value of such Contracts, Leases and Contractual Rights shall have enured to the Purchaser; and (b) which, as a matter of law, cannot be assumed by the Purchaser without the Consent of the other party or parties thereto, unless such Consent shall have been given.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser, and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Assets, as follows:

5.1  Due Constitution of the Vendor

The Vendor is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

5.2  Power

The Vendor has all necessary power to own and sell the Assets.

5.3  Qualification to do Business

The Vendor is duly qualified, licensed or registered to carry on business in the jurisdictions listed in Schedule 5.3. The jurisdictions listed in Schedule 5.3 include all jurisdictions in which the nature of Assets or the Business makes such qualification necessary or where the Vendor owns or leases any material properties or assets or conducts any material business, except where failure to qualify would have no material adverse effect upon the Assets, taken as a whole.

5.4  Validity of Agreement

     (a) The Vendor has all necessary corporate and other power to enter into and perform its obligations under this Agreement and the Closing Agreements.

     (b) The execution, delivery and performance by the Vendor of this Agreement and the Closing Agreements and the consummation of the transactions contemplated thereby:

          (i) have been duly authorized by all necessary action on the part of the Vendor; and

          (ii) do not (or would not with the giving of notice or the lapse of time) result in a material violation or a material breach of, or a material default under or give rise to a right of termination, amendment or cancellation or the acceleration of any material obligation under (A) any constating documents or by-laws of the Vendor; (B) any material contracts or material instruments to which the Vendor is a party or by which the Vendor is bound; or
                (C) any Laws applicable to the Vendor; which in any such case would have a material adverse effect upon the Assets.

     (c) This Agreement and the Closing Agreements constitute legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with their respective terms.

5.5  Restrictive Documents

The Vendor is not subject to, or a party to, any charter or by-law or other constating document restriction, Law, Claim, contract or instrument, Encumbrance or other restriction of any kind or character which would (a) prevent the consummation of the transactions contemplated by this Agreement or any Closing Agreement; or (b) compliance by it with the terms, conditions and provisions hereof or thereof which would restrict the ability of the Purchaser to acquire the Assets or utilize the Assets in the manufacture of ophthalmic products, except for the necessity of obtaining the Consents and the Authorizations described in Schedules 5.5 and 5.9.

5.6  Commercial Relationships

Since August 31, 1999, the commercial relationships between the Vendor and its vendors and customers have not been materially adversely affected.

5.7  No Material Adverse Change

Since August 31, 1999, there has been no material change in the Assets arising out of fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, which has materially adversely affected or which could reasonably be expected to materially adversely affect the Assets; and

the Vendor has not:

     (a) permitted any of the Assets to become subjected to any Encumbrance except for Permitted Encumbrances or Encumbrances to be discharged at or prior to Closing;

     (b) sold, transferred or otherwise disposed of any Assets except for (i) assets which are minor in nature and not essential to the operation of the Business, and (ii) the sale of its inventories in the ordinary course of the Business;

     (c) granted any unscheduled general increase in the rate of wages, salaries or bonuses for executives or other employees employed in connection with the Business;

     (d) cancelled or waived any material claims or rights relating to the Assets; or

     (e) cancelled or reduced any of its insurance coverage relating to the Assets; and

the Vendor has:

     (f) maintained adequate levels of Inventories which in the reasonable opinion of the Vendor are adequate to operate the Assets;

     (g) used its best efforts to keep available the services of its employees and agents and to maintain its relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Vendor;

     (h) used reasonable efforts consistent with past practice to preserve the possession and control of Assets and to preserve the confidentiality of any confidential or proprietary information of the Business; and

     (i) continued to make such capital expenditures as are necessary for the adequate operation of the Assets and to ensure basic maintenance of the Assets.

5.8  Compliance with Laws

The Vendor is conducting the Business in compliance with all applicable health and safety, product manufacturing and other Laws of every jurisdiction in which its business is carried on, except for acts of non-compliance which in the aggregate are not material to the Assets.

5.9  Authorizations

The Vendor owns, holds, possesses or lawfully uses in the operation of the Assets all Authorizations which are necessary for it to conduct such operation as presently conducted or for the ownership and use of its Assets. All such Authorizations are listed and described in Schedule 5.9 and the Vendor has not received any notice of any Claim of default, nor to the best of the knowledge of the Vendor is the Vendor in default, or are requirements outstanding, with respect to any such Authorizations, other than as described in Schedule 5.9.

5.10  Title to Assets

The Vendor is the absolute and beneficial owner of the Assets and has good and marketable title thereto free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances to be discharged at or prior to the Closing Date.

5.11  No Options on Assets, Etc.

Except for the Purchaser under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Vendor of any of the Assets, other than pursuant to purchase orders and similar agreements accepted or entered into by the Vendor in the ordinary course of its Business.

5.12  Condition of Inventories

All packaging materials purchased as part of the Materials in Processing shall be in good condition and commercially useable by the Purchaser for the purposes of manufacture and distribution of ophthalmic products.

5.13  Real Property

      (a) The Vendor is not the owner of, or under any agreement or option to own, any real property or any interest therein, used or to be used in the Business, other than the Owned Property and the Leased Property.

      (b) To the best of the knowledge of the Vendor, neither the Owned Property nor the Leased Property, nor the Buildings and Fixtures thereon, nor the use, operation or maintenance thereof for the purpose of carrying on the Business, violates any restrictive covenant or any provision of any Law, or encroaches on any property owned by any other Person. No condemnation or expropriation proceeding is pending or, to the best of the knowledge of the Vendor, threatened which would preclude or impair the use of any such property or any part thereof for the purposes for which it is currently used. As of June 30, 1999, there were no material outstanding work orders with respect to any of the Assets from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person, and there are no material matters under discussion with or by the Vendor relating to work orders which have not been disclosed to the Purchaser.

5.14  Lease

The Vendor is not a party, or under any agreement or option to become a party, to any lease with respect to real property used or to be used in the Business, other than the Lease, and the Vendor is a party to the Lease. Except as set forth in Schedule 1.1(g), the Lease is in good standing, creates a good and valid leasehold estate in the Leased Property thereby demised and is in full force and effect. With respect to the Lease (a) all rents and additional rents due to the date hereof have been paid; (b) neither the lessor nor, to the best of the knowledge of the Vendor, the lessee is in default thereunder; (c) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; (d) to the best of the knowledge of the Vendor there exists no event of default or event, occurrence, condition or act, (subject to the requirement for Consents) which, with the giving of notice or the lapse of time, would become a default under such Lease; (e) to the best of the knowledge of the Vendor the Vendor has not violated any of the terms or conditions under any such Lease in any material respect; and (f) to the best of the knowledge of the Vendor, all of the covenants to be performed by the lessee under the Lease have been fully performed. To the best of the knowledge of the Vendor, the Leased Property is adequate and suitable for the purposes for which it is presently being used. Schedule 5.14 contains a true, correct and complete copy of the Lease and any amendment or extension thereof.

5.15  Material Contracts

Except for Contracts with Affiliates of the Vendor, the material Contracts listed in Schedule 2.1(c) constitute all of the material Contracts of the Business. Except as set forth in Schedule 1.1(c), the Vendor, with respect to the Business or the Assets, is not a party to nor bound by any of the following which would have a material adverse effect on the ownership of the Assets by the Purchaser following Closing:

     any employment agreement, bonus, deferred compensation, pension, profit sharing, stock option, phantom stock plan, employee stock purchase, health, insurance, retirement or other employee benefit plan, any collective agreements or any agreement (oral or written) providing for compensation out of the ordinary course to be paid to any employee as a consequence of the sale of any substantial portion of the Assets;

except for the Contracts and the Leases.

5.16  Consents

To the best of the knowledge of the Vendor, no person from whom consent to assignment and novation of any of the Contracts identified in Schedule 5.16 has expressed reservations regarding the giving of such consent.

5.17  No Breach of Contracts

Each of the Contracts is in full force and effect, unamended in any material respect, and there exists no default or event of default or event, occurrence, condition or act (including the sale of the Assets hereunder) which, with the giving of notice or the lapse of time would become a default or event of default thereunder, which would have a material adverse effect on the Assets, except for the necessity of obtaining the Consents. The Vendor has not violated or breached, in any material respect, any of the material terms or conditions of any Contract, and to the best of the knowledge of the Vendor, all the covenants to be performed by any other party thereto have been fully performed, and the Vendor has not received notice of termination of any of the Contracts or any notice alleging material breach thereof.

5.18  Intellectual Property Rights

The Vendor's labeller code and the aNDAs shall each be in full force and effect, and in compliance with the relevant FDA rules and regulations.

5.19  Books and Records

All Books and Records of the Business have been fully and properly kept in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. None of the Vendor's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Vendor.

5.20  Taxes

There are no arrears nor any default in respect of the payment of any Taxes payable in respect of the Assets which if unpaid, would have a material adverse effect on the Assets and all Taxes and other assessments due and payable in respect of the Assets have been paid or accrued, and no Claim for additional Taxes or other assessments has been made in respect of the Business and is currently outstanding. The Vendor is not in arrears or in default in respect of the filing of any required federal, state, municipal or other Tax return in respect of the Business or the Assets which if unfiled would have a material adverse effect on the Assets.

5.21  Employees

      (a) To the best of the knowledge of the Vendor, with respect to the operation of the Assets, the Vendor is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours and has not and is not engaged in any unfair labour practice.

      (b) No unfair labour practice, complaint or grievance against the Vendor is pending or, to the best of the knowledge of the Vendor, threatened before any labour relations board or similar Governmental Entity with respect to the operation of the Assets.

      (c) There is no labour strike, dispute, slowdown or stoppage actually pending or involving or, to the best of the knowledge of the Vendor, threatened against the Vendor with respect to the operation of the Assets.

      (d) No union representation question currently exists respecting the employees of the Vendor in connection with the operation of the Assets.

      (e) No grievance which might have a material adverse effect upon the Vendor or the operation of the Assets exists, no arbitration proceeding arising out of or under any Collective Bargaining Agreement is pending, and no Claim therefor has been asserted.

      (f) No Collective Bargaining Agreement is currently being negotiated by the Vendor with respect to the employees of the Vendor and there are no Collective Bargaining Agreements in force with respect to the employees of the Vendor.

5.22  Environmental Matters

      (a) The Vendor has not received any Notice of non-compliance, and to the best of the knowledge of the Vendor, there are no facts or circumstances which could give rise to a Notice of non-compliance with any Environmental Laws or Environmental Permits.

      (b) All Environmental Permits are listed in Schedule 5.22 and are valid and in full force and effect. To the best of the knowledge of the Vendor, there are no proceedings in progress, pending or threatened, that may result in the cancellation, revocation, suspension, rescission or amendment of any Environmental Permit. To the best of the knowledge of the Vendor, there is no pending or threatened order by any environmental regulatory authority requiring improvement or other work to be conducted on the Owned Property or the Leased Property.

      (c) Except as disclosed in Schedule 5.22, with respect to the operation of the Assets

          (i) the Vendor has not been charged with or convicted of an offence for non-compliance with any Environmental Laws, and has not been fined or otherwise sentenced or settled any prosecution short of conviction; and

          (ii) the Vendor has not received any Notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure, and to the best of the knowledge of the Vendor is not under investigation related to any breach or alleged breach of Environmental Laws.

      (d) The Vendor has maintained, in all material respects, documents and records concerning the Environment in the manner and for the time periods required by Environmental Laws.

      (e) Except as disclosed in Schedule 5.22,

          (i) to the best of the knowledge of the Vendor, there is no currently existing environmental condition or circumstance that could materially interrupt the performance of the Business;

          (ii) the Vendor has not received any request for information with respect to the disposal of waste on, at or under any of the Owned Properties or Leased Properties, or the existence of a waste disposal site on, at or under any of the Owned Properties or Leased Properties;

          (iii) no part of the Owned Properties or Leased Properties, while owned or leased by the Vendor, or any affiliate of the Vendor, has been used by anyone for the disposal of wastes or as a dump site, either temporarily or permanently; and

          (iv) to the best of the knowledge of the Vendor, all pollution control equipment operated as part of the Business is effective in meeting applicable emissions limits and effluent pre-treatment standards.

     (f)  All representations and warranties of the Vendor contained in this
          Section 5.22 shall be deemed for all purposes of this Agreement to have been made to the best of the actual knowledge of the Vendor, after due and diligent review of all of the Environmental Reports, and reports prepared by any consultants, experts or engineers retained in connection with the preparation of the Environmental Reports.

5.23 Insurance

The Vendor maintains insurance policies with responsible insurers as are appropriate to the Assets in such amounts and against such risks as are customarily carried and insured against by prudent owners of comparable Assets. All such policies of insurance coverage are in full force and effect while the Business and the Assets remain the property of the Vendor. The Vendor is not in material default with respect to any of the provisions contained in any such insurance policy and has not failed to give any material notice or present any claim under any such insurance policy in due and timely fashion. Schedule 5.23 includes a list setting forth any and all (a) material Claims, with reasonable particulars, made under any such policies of insurance maintained by or for the benefit of the Vendor over the past two (2) calendar years prior to the date hereof, and (b) customers and suppliers of the Business, including their names and addresses, who have been added as named insureds on such insurance policies, or who hold certificates entitling them to notice of cancellation of such insurance policies.

5.24 Litigation

Except as set forth in Schedule 5.24, there is no Claim, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the best of the knowledge of the Vendor any investigation by) any Governmental Entity pending, or, to the best of the knowledge of the Vendor, threatened against or affecting any of the Assets, and the Vendor does not know of any valid basis for any such Claim, arbitration or investigation. Except as set forth in Schedule 5.24, the Vendor is not subject to any judgment, order, charge or decree entered in any lawsuit or proceeding affecting or respecting the Assets.

5.25 Warranties

Except as set forth in Schedule 5.25, the Vendor has not given any guarantee or warranty in respect of any of the products sold or the services provided by the Business, except warranties made in the ordinary course, and except for warranties implied by law.

5.26 Year 2000 Compliance

To the best of the knowledge of the Vendor, the Assets are Year 2000 Compliant and the Vendor is not aware of any Year 2000 Problems materially adversely affecting the Assets or materially adversely affecting any Third Parties.

                                  ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor, and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Assets, as follows:

6.1  Due Incorporation and Existence of the Purchaser

The Purchaser is a corporation incorporated and existing under the laws of the State of Delaware.

6.2  Validity of Agreement

     (a) The Purchaser has all necessary corporate and other power to enter into and perform its obligations under this Agreement and the Closing Agreements to which it is a party and to perform its obligations hereunder and thereunder.

     (b) The execution, delivery and performance by the Purchaser of this Agreement and the Closing Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Purchaser and do not (or would not with the giving of notice or the lapse of time) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any constating documents or by-laws of the Purchaser, (ii) any contracts or instruments to which the Purchaser is a party or by which the Purchaser is bound; or (iii) any Laws applicable to the Purchaser.

     (c) This Agreement and the Closing Agreements to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms.

6.3  Restrictive Documents

     The Purchaser is not subject to, or a party to, any charter or by-law restriction, any Law, any Claim, any contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or any Closing Agreement or compliance by the Purchaser with the terms, conditions and provisions hereof or thereof.


                                  ARTICLE VII
                     PRE-CLOSING COVENANTS OF THE PARTIES

7.1  Operation of Assets Prior to Closing

     (a) During the Interim Period, the Vendor shall operate the Assets in the normal and ordinary course thereof, subject to the provisions of Subsections 7.1(b) and 7.1(c).

     (b) Without limiting the generality of Subsection 7.1(a), during the Interim Period the Vendor shall not, without the prior written consent of the Purchaser:

          (i) permit any of the Assets to be subjected to any Encumbrance except for Permitted Encumbrances or Encumbrances to be discharged at or prior to Closing;

          (ii)   sell, transfer or otherwise dispose of any Assets except for
                 (A) Assets which are minor in nature and not essential to the operation of the Business, and (B) the sale of its Inventories in the ordinary course of the Business;

          (iii) grant any unscheduled general increase in the rate of wages, salaries, or bonuses for executives or other employees employed in connection with the Business;

          (iv) cancel or waive any material claims or rights relating to the Assets;

          (v) make any change in any method of accounting practice applicable to the Business;

          (vi) cancel or reduce any of its insurance coverage relating to the Assets; or

          (vii)  agree, whether or not in writing, to do any of the foregoing.

     (c) Without limiting the generality of Subsection 7.1(a), during the Interim Period, the Vendor shall:

          (i) maintain adequate levels of Inventories to carry on the Business as conducted from and after August 31, 1999;

          (ii) use its best efforts to keep available the services of the present employees and agents of the Business and to maintain its relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business;

          (iii) use reasonable efforts consistent with past practice to preserve the possession and control of Assets and to preserve the confidentiality of any confidential or proprietary information of the Business;

          (iv) use its best efforts to conduct the Business in such a manner that on the Closing Date the representations and warranties of the Vendor contained in this Agreement with respect to the Assets and operation of the Assets shall be true, correct and complete as if such representations and warranties were made on and as of such date;

          (v) until the Closing Date continue to make such capital expenditures as are necessary or advisable, in the course of business as conducted from and after August 31, 1999, to ensure basic maintenance of the Assets and the health and safety of its employees;

          (vi)   immediately upon becoming aware of the existence of:

                 (A) any Notice from, proceeding before or order of any Governmental Entity requiring it to comply with or take action under any Environmental Law, or

                 (B) any state of affairs respecting the Leased Properties, Assets or Business which could reasonably be expected to give rise to future Environmental Liabilities and Costs in the amount of $10,000.00 or more, the imposition of any fine, or the shutting down of any facility for any period of time, notify the Purchaser in writing and provide details of any actions taken in response; and

          (vii) without limiting the generality of the obligations of the Vendor under Paragraph 7.1(c)(vi), notify the Purchaser of any occurrences of the following nature:

                 (A) receipt of any Notice or Claim to the effect that it is or may be liable to any Person as a result of the Discharge or threatened Discharge of any Substance into the Environment in, on, under or adjacent to its Leased Properties or any other property relating to the Business;

                 (B) receipt of any Notice that it is subject to investigation by any Governmental Entity concerning whether any Remedial Action is needed to respond to the Discharge or threatened Discharge of any Substance into the Environment in, on, under or adjacent to its Leased Properties or any other property relating to the Business;

                 (C) receipt of any Notice that all or any portion of its Leased Properties is subject to an order or an Encumbrance under or pursuant to any Environmental Law; or

                 (D) receipt of any Notice of the commencement of any judicial or administrative proceeding alleging a violation of any Environmental Law with respect to its Leased Properties, or by it with respect to its Leased Properties.

7.2  Actions to Satisfy Closing Conditions

Each of the Parties hereby agrees to take all such actions as are within its power to control and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article 8.

7.3  Transfer of the Assets

Subject to formal registrations, which may be completed as soon as practicable following Closing, the Vendor shall take all necessary and reasonable steps and proceedings to permit good title to the Assets sold hereunder to be duly and validly transferred and assigned to the Purchaser at the Time of Closing, free of all Encumbrances other than Permitted Encumbrances.

7.4  Request for Consents

The Vendor shall use its best efforts to obtain, prior to Closing, all Consents which are required under the Contracts. Such Consents must be upon such terms as are acceptable to the Purchaser, acting reasonably. The Purchaser shall cooperate in obtaining such Consents.

7.5  Filings and Authorizations

Each of the Vendor and the Purchaser, as promptly as practicable after the execution hereof, (a) shall make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Assets and the other transactions contemplated herein in accordance with the terms of this Agreement; (b) shall use all reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Entities necessary or advisable to be obtained by it in order to consummate such transfer and other transactions contemplated herein; and (c) shall use all reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations hereunder. The Vendor and the Purchaser shall coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing.

7.6  Bulk Sales Laws

The Vendor shall comply with the provisions of relevant bulk sales Laws. The Vendor will indemnify the Purchaser with respect to all costs, expenses, damages and losses which the Purchaser may incur or suffer as a result of the Vendor's non-compliance with such Laws, except to the extent that such costs, expenses, damages or losses arise from the Purchaser's failure to pay and satisfy all of the Assumed Liabilities.

7.7  Notice of Untrue Representation or Warranty

Each of the Parties shall promptly notify the other Party upon any representation or warranty of such Party contained in this Agreement becoming untrue or incorrect during the Interim Period, and for the purposes of this Section each representation and warranty shall be deemed to be given at and as of all times during the Interim Period.

7.8  Exclusive Dealing

During the Interim Period, the Vendor shall not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchaser, concerning any purchase of the

Assets or the Business, or any merger, sale of substantial assets or similar transaction involving the Business.


                                 ARTICLE VIII
                             CONDITIONS OF CLOSING

8.1  Conditions for the Benefit of the Purchaser

The purchase and sale of the Assets and other transactions contemplated herein are subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser in its sole discretion.

     (a)  Truth of Representations and Warranties of the Vendor. The
          -----------------------------------------------------
          representations and warranties of the Vendor contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Vendor shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not be a waiver of the representations and warranties of the Vendor which are contained in this Agreement. Upon the delivery of such certificate, the representations and warranties of the Vendor in Article 5 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

     (b)  Performance of Covenants by Vendor. The Vendor shall have fulfilled or
          ----------------------------------
          complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Time of Closing.

     (c)  Consents and Authorizations. Those material Consents and
          ---------------------------
          Authorizations so identified in Schedule 5.9, shall have been obtained, on terms acceptable to the Purchaser acting reasonably, in order to permit the Closing on the terms and conditions set out in this Agreement without adversely affecting, or resulting in the violation of a breach of or a default under or any termination, cancellation, amendment or acceleration of any obligation under any material licence, permit, Lease or Contract in connection with the Assets or the Business.

     (d)  Miscellaneous Conditions. The following conditions shall be satisfied:
          ------------------------

          (i) the Purchaser shall have been permitted reasonable access to the Business including placing one of its employees at the Owned Property from and after the date hereof. Such employee shall act as a consultant to the C.O.O. of the Vendor in matters relating to the Business and the C.O.O. shall take such employee's advice into consideration in making decisions regarding the operation of the Business;

          (ii) the completion by or on behalf of the Purchaser of an environmental review in scope and process as determined by the

                 Purchaser which shall disclose no material environmental liabilities, risks or deficiencies, currently existing, including, but not limited to, compliance with ISRA and previous administrative consent orders ("ACO") issued by the State of New Jersey and various permits for the discharge of water and transportation of wastes, including any ACO issued to Ashford Laboratories, Lilex Partners, the Vendor and/or NutraMax; and

          (iii) the Buildings and Fixtures shall be in a state of maintenance and repair consistent with such state as at August 24, 1999;

     (e)  Deliveries. The Vendor shall have delivered or caused to be delivered
          ----------
          to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

          (i) certified copies of (A) extracts from the charter documents, by-laws or other constating documents of the Vendor relating to the execution of documents; (B) the resolutions of the board of directors or any duly authorized committee thereof, of the Vendor approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; and (C) all other instruments evidencing necessary action of the Vendor and of authorizations, if any, with respect to such matters;

          (ii) certificates of the Secretary, Assistant Secretary or other similar official of the Vendor certifying the names and true signatures of its officers authorized to sign this Agreement and the other instruments to be delivered hereunder;

          (iii) a certificate of status, compliance, good standing or like certificate with respect to the Vendor issued by appropriate government officials of the jurisdiction of its organization or incorporation and of each jurisdiction in which the Vendor carried on the Business as listed in Schedule 5.3;

          (iv)   the certificate referred to in Subsection 8.1(a);

          (v) [a certificate pursuant to o and all similar legislation in the relevant jurisdictions stating that the relevant workers' compensation board or similar authority has no outstanding claim in respect of the Business or the Assets];

          (vi)   Books and Records relevant exclusively to the Business;

          (vii) the (A) transfers or assignments of the Authorizations described in Schedule 5.9 and (B) assignments and novations of those Contracts so identified in Schedule 2.1(c); and

          (viii) all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other instruments necessary or reasonably required effectively to transfer the Assets to the

                 Purchaser with a good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances;

     (f)  Proceedings. All proceedings to be taken in connection with the
          -----------
          transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

8.2  Non-Performance by Vendor

If any condition, obligation or covenant of the Vendor to be performed at or prior to the Time of Closing shall not have been fulfilled or performed in all material respects by such time, the Purchaser may terminate this Agreement by notice in writing to the Vendor, and in such event the Purchaser shall be released from all of its obligations hereunder and all amounts paid theretofore on account of the Purchase Price shall forthwith be repaid to the Purchaser. The Vendor shall only be released from its obligations hereunder if the condition or conditions for the non-performance of which the Purchaser has terminated this Agreement are not reasonably capable of being performed or caused to be performed by the Vendor. Notwithstanding the foregoing, the Purchaser shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

8.3  Conditions for the Benefit of the Vendor

The purchase and sale of the Assets and other transactions contemplated herein are subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor in its sole discretion:

     (a)  Truth of Representations and Warranties of the Purchaser. The
          --------------------------------------------------------
          representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Purchaser which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Purchaser in
          Article 6 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

     (b)  Performance of Covenants by Purchaser. The Purchaser shall have
          -------------------------------------
          fulfilled or complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Time of Closing.

     (c)  Deliveries. The Purchaser shall have delivered or caused to be
          ----------
          delivered to the Vendor the following in form and substance satisfactory to the Vendor, acting reasonably:

          (i) certified copies of (A) extracts from the charter documents, by-laws or other constating documents of the Purchaser relating to the execution of documents; (B) the resolutions of the board of directors or any duly authorized committee thereof of the Purchaser approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; and (C) all other instruments evidencing necessary action of the Purchaser and of authorizations, if any, with respect to such matters.

          (ii) certificates of the Secretary, Assistant Secretary or other similar official of the Purchaser certifying the names and true signatures of its officers authorized to sign this Agreement and the other instruments to be delivered hereunder;

          (iii) a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government officials of the jurisdiction of its organization or incorporation, and of each jurisdiction in which the Purchaser carries on business;

          (iv)   the certificate referred to in Subsections 8.3(a);

          (v)    assignments and novations of those Contracts so identified in
                 Schedule 2.1(c); and

          (vi) formal confirmation of the assumption by the Purchaser of all Assumed Liabilities.

     (d)  Proceedings. All proceedings to be taken in connection with the
          -----------
          transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Vendor and it shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

8.4  Non-Performance by Purchaser

     (a) If any condition, obligation or covenant of the Purchaser to be performed at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Vendor may terminate this Agreement by notice in writing to the Purchaser, and in such event the Vendor shall be released from all of its obligations hereunder. The Purchaser shall only be released from its obligations hereunder if the condition or conditions for the non-performance of which the Vendor has terminated this Agreement are not reasonably capable of being performed or caused to be performed by the Purchaser.

     (b) Notwithstanding the foregoing, the Vendor shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

8.5  Mutual Conditions Precedent

The purchase and sale of the Assets and other transactions contemplated herein are subject to the following terms and conditions to be fulfilled at or prior to the Time of Closing:

     (a)  No Legal Action. No action or proceeding shall be pending or
          ---------------
          threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated hereby or the right of the Purchaser to utilize the Assets after Closing on substantially the same basis as theretofore operated by the Vendor.

     (b)  Closing Agreements. The Purchaser and the Vendor and/or their
          ------------------
          respective Affiliates shall have entered into each of the Closing Agreements.

If any of the conditions precedent set forth in this Section 8.5 shall not have been fulfilled in all material respects at or prior to the Time of Closing, this Agreement shall be terminated, and the Parties shall be released from all obligations hereunder.

                                  ARTICLE IX
                 CLOSING, TRANSFER OF POSSESSION, RISK OF LOSS

9.1  Date, Time and Place of Closing

The completion of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania on the Closing Date at the Time of Closing, or at such other place, on such other date, and at such other time as may be agreed upon in writing between the Vendor and the Purchaser.

9.2  Closing Procedures

     (a) The Vendor and the Purchaser shall complete the Closing upon the mutual release of all documents on the Closing Date and payment of the Purchase Price.

     (b) Subject to satisfaction or waiver by the relevant Party of the conditions of Closing set forth herein, at the Time of Closing the Vendor shall deliver actual possession of the Assets, and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 3.3. The transfer of possession of Assets shall be deemed to take effect as at the Effective Time.

9.3      Risk of Loss

From the date hereof up to the Time of Closing, the Assets shall be and remain at the risk of the Vendor. If, prior to the Time of Closing, all or any part of the Assets are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by any Governmental Entity or other lawful authority, the Purchaser shall have the option, exercisable by notices in writing given within five (5) Business Days of the Purchaser receiving notice in writing from the Vendor of such destruction, damage, expropriation or seizure:

      (a) to complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be payable to the Purchaser, and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned to the Purchaser; or

      (b) of terminating this Agreement and not completing the purchase, in which case all obligations of the Purchaser shall terminate forthwith upon the Purchaser giving notice as required herein and all amounts paid theretofore on account of the Purchase Price shall forthwith be repaid to the Purchaser.

                                   ARTICLE X
            SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES

10.1  Survival of Representations and Warranties

      (a) The representations and warranties of the Vendor contained in this Agreement shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of one (1) year from the Closing Date, (except for the representations and warranties set out at Section 5.22 which shall continue in full force and effect for a period of two (2) years) and any Claim in respect thereof (except a Claim based on fraud, which may be made at any time) shall be made in writing within such time periods in accordance with the provisions of Section 10.4.

      (b) The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any of the Vendor, shall continue in full force and effect for the benefit of the Vendor for a period of one (1) year from the Closing Date, and any Claim in respect thereof (except a Claim based on fraud, which may be made at any time) shall be made in writing within such time period in accordance with the provisions of Section 10.4.

10.2  Indemnification in Favour of the Purchaser

      (a) The Vendor shall indemnify and save each of the Purchaser and its directors, officers, employees, agents and representatives (in respect of whom the Purchaser hereby acts as agent and trustee with respect thereto) harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Purchaser as a result of, in respect of, connected with or arising out of, under or pursuant to:

             (i) any failure of the Vendor to perform or fulfil any of its covenants in all material respects, under this Agreement;

             (ii) subject to the limitation period set forth in Subsection 10.1(a), any material breach or inaccuracy of any representation or warranty given by the Vendor contained in this Agreement;

             (iii) any and all liabilities of the Business as at the Effective Time, including the Excluded Liabilities, which are not expressly assumed by the Purchaser;

             (iv)   [Intentionally Omitted];

             (v) any dealings by or on behalf of the Vendor with any Person other than the Purchaser with respect to the sale of the Assets or the Business; and

             (vi) the failure of the Parties to comply with any applicable bulk sales Laws in respect of the transaction of purchase and sale contemplated hereunder, provided that the Claim or Loss is not the result of any failure by the Purchaser to pay the Assumed Liabilities.

10.3  Indemnification in Favour of the Vendor

The Purchaser shall indemnify and save the Vendor and its respective directors, officers, employees, agents and representatives (in respect of whom the Vendor hereby acts as agent and trustee with respect thereto) harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Vendor as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a) any failure by the Purchaser to perform and fulfil in all material respects, any covenant of the Purchaser under this Agreement;

      (b) subject to the limitation period set forth in Subsection 10.1(b) hereof, any material breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement; and

      (c) the assumption and satisfaction or discharge by the Purchaser of the Assumed Liabilities.

10.4  Indemnification Proceedings

      (a) Any Party seeking indemnification under this Article (the "indemnified party") shall forthwith notify the Party against whom a Claim for indemnification is sought hereunder (the indemnifying party") in writing, which notice shall specify, in reasonable detail, the nature and estimated amount of the Claim. If a Claim by a third party is made against an indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, the indemnified party shall promptly (and in any case within thirty (30) days of such claim being made) notify the indemnifying party of such with reasonable particulars. The indemnifying party shall have thirty
             (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defence thereof, and the indemnified party shall cooperate with it in connection therewith; except that with respect to settlements entered into by the indemnifying party
             (i) the consent of the indemnified party shall be required if the settlement provides for equitable relief against the indemnified party, which consent shall not be unreasonably withheld or delayed; and (ii) the indemnifying party shall obtain the release of the indemnified party. If the indemnifying party undertakes, conducts and controls the settlement or defence of such Claim (i) the indemnifying party shall permit the indemnified party to participate in such settlement or defence through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (ii) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any loss resulting from any Claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party. The indemnified party shall not pay or settle any Claim so long as the indemnifying party is reasonably contesting any such Claim in good faith and on a timely basis. Notwithstanding the two immediately preceding sentences, the indemnified party shall have the right to pay or settle any such Claim, provided that in such event it shall waive any right to indemnity therefor from the indemnifying party.

      (b) With respect to third party Claims, if the indemnifying party does not notify the indemnified party within thirty (30) days after the receipt of the indemnified party's notice of a Claim of indemnity hereunder that it elects to undertake the defence thereof, the indemnified party shall have the right, but not the obligation, to contest, settle or compromise the Claim in the exercise of its reasonable judgment at the expense of the indemnifying party.

      (c) In the event of any Claim by a third party against an indemnified party, the defence of which is being undertaken and controlled by the indemnifying party, the indemnified party shall use all reasonable efforts to make available to the indemnifying party those employees whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such Claims; provided that the indemnifying party shall be responsible for the expense associated with any employees made available by the indemnified party to the indemnifying party hereunder, which expense shall be equal to an amount to be mutually agreed upon per person per hour per day for each day or portion thereof that such employees are assisting the indemnifying party and which expenses shall not exceed the actual cost to the indemnified party associated with such employees.

      (d) With respect to third party Claims, the indemnified party shall make available to the indemnifying party or its representatives on a timely basis all documents, records and other materials in the possession of the indemnified party, at the expense of the indemnifying party, reasonably required by the indemnifying party for its use in defending any Claim and shall otherwise cooperate on a timely basis with the indemnifying party in the defence of such Claim.

      (e) With respect to any re-assessment for income, corporate, sales, excise, or other Taxes or other liability enforceable by Encumbrance against the property of the indemnified party, the indemnifying party's right to so contest shall only apply after such payment of such re-assessment or the provision of such security as is necessary to avoid an Encumbrance being placed on the property of the indemnified party.

10.5  Exclusion of Other Remedies

No Party shall have the right to bring any proceeding against any other Party for a breach of any representation, warranty, covenant, or agreement contained in this Agreement, except for a proceeding brought in accordance with the provisions of this Article. This provision is not intended to preclude any proceeding based on a cause of action or right, including any statutory right, other than a cause of action in contract or tort for breach of a representation, warranty, or agreement contained in this Agreement.

                                  ARTICLE XI
                            POST-CLOSING COVENANTS

11.1  Additional Matters

The Vendor and Purchaser covenant and agree that as soon as practicable following Closing:

      (a) they shall effect the completion of formal assignments and novations of the Contracts;

      (b)    they shall effect the transfer of Authorizations as contemplated by
             Schedule 8.1(c);

      (c) the Vendor shall effect land titles registrations of the transfer contemplated in the Agreement for Sale.

11.2  Further Assurances

From time to time subsequent to the Closing Date, each Party shall at the request of any other Party execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required effectually to carry out the provisions of this Agreement and to transfer the Assets to the Purchaser.

                                  ARTICLE XII
                            [INTENTIONALLY OMITTED]

                                 ARTICLE XIII
                                   EMPLOYEES

13.1  Terms of Employment

The Benefit Plans applicable to the Employees as at the date hereof are as set forth in Schedules 1.1(c). The Vendor does not maintain a Pension Plan.

13.2  Termination of Employees

The Employees shall be terminated by the Vendor effective as of the Closing
Date.

13.3  Offer of Employment

Effective as of the Closing Date, the Purchaser shall offer employment to the Transferred Employees on terms and conditions of employment (including salary, incentives, benefits, pension and severance) on terms to be negotiated with such Transferred Employees. Offers of employment shall be conditional on Closing and accepted by the Transferred Employees on or before Closing.

13.4  Indemnification by Vendor

The Vendor shall indemnify and save the Purchaser harmless from and against all claims, losses, costs, expenses, damages and actions for or to which the Purchaser may become liable or subject arising in respect of the employment of the Employees by the Vendor prior to the Effective Time.

                                  ARTICLE XIV
                      NON-COMPETITION AND CONFIDENTIALITY

14.1  Non-Competition and Confidentiality

The Vendor undertakes with the Purchaser that, except with the consent in writing of the Purchaser it shall not, and it shall use its best endeavours to procure that no member of the Vendor's Group or any Affiliate of the Vendor's Group, shall:

      (a)    subject to the provisions of Section 14.2, for the period of five
             (5) years after the Closing Date, anywhere in North America, either on their own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, partner, agent or otherwise in carrying on the Restricted Business;

      (b) for the period of five (5) years after the Closing Date, either on their own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from the Purchaser the customer of any Person who shall at any time within the year preceding the date hereof have been a customer or identified prospective customer of the Vendor with respect to the Restricted Business;

      (c) for the period of two (2) years after the Closing Date, either on their own account or in conjunction with or on behalf of any other person enter into discussions with, invite applications from or make any offers of employment to or otherwise retain the services of the employees of, or consultants to, the Vendor or the Purchaser; and

      (d) at any time hereafter make use of or disclose or divulge to any person (other than to officers or employees of the Vendor's Group whose province it is to know the same) any confidential information (other than any information available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to the identity of the customers of the Business and suppliers, its products, finance, contractual arrangements, business or methods of business and the Vendor shall use reasonable endeavours to prevent the publication or disclosure of any such confidential information.

14.2  Limitations

Notwithstanding the provisions of Section 14.1, nothing herein shall prevent the Vendor from carrying on the business of blow/fill/seal pharmaceutical manufacturing including blow/fill/seal manufacturing of ophthalmic products.

14.3  Non-Use of Trade Marks

The Vendor and Affiliates of the Vendor shall cease all use of the word "Optopics" or the Optopics emblem or any words or symbols representing same as from the Closing Date in relation to the Assets and the Business and at all times thereafter including (without limitation) all such use on company notepaper, stationery, vehicles or promotional material and in connection with any services provided or products manufactured or distributed by them. The Vendor shall change its corporate name as soon as practicable after Closing to remove any reference to "Optopics".

14.4  Modification

While the restrictions contained in this clause are considered by the Parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

                                  ARTICLE XV
                            RESOLUTION OF DISPUTES

15.1  Resolution of Disputes

      (a) Any Party shall be entitled to give notice of a dispute in writing to any other Party, on any issue which may arise out of or in connection with this Agreement or the application, interpretation, implementation, validity, breach or termination of this Agreement, any provisions thereof or any agreement concluded in pursuance of this Agreement.

      (b) The Parties shall attempt in good faith to resolve promptly by negotiation any such dispute.

      (c) If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party's notice, the Parties shall as soon as possible thereafter appoint a mutually acceptable independent mediator to assist the Parties in endeavouring to settle the dispute.

      (d) If the dispute has not been resolved by non-binding means as provided for above within sixty-five (65) days of the notice of dispute, either Party may initiate litigation upon a further thirty
             (30) days written notice to the other Party.

      (e) Without prejudice to the above procedures, a Party may commence legal proceedings and/or seek interlocutory or other conservatory relief whether for the purpose of protecting that Party's rights under applicable limitation or prescription rules or otherwise. Despite such action the Parties shall continue to participate in good faith in the procedures specified above.

      (f) Unless impossible or otherwise impracticable, each Party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

                                  ARTICLE XVI
                                 MISCELLANEOUS

16.1  Notices

Any notice, direction or other instrument required or permitted to be given hereunder or under any Ancillary Agreement must be in writing and given by delivering or sending it by certified mail, postage prepaid, return receipt requested, or by receipted courier service, addressed:

      (a)    to the Purchaser at:

             MIZA Pharmaceuticals USA, Inc.
             c/o MIZA Pharmaceuticals, Inc.
             Suite 1801 Exchange Tower
             10250 - 101 Street
             Edmonton, Alberta
             T5J 3P4

             Attention:   President and CEO

             with a copy to:

             Bennett Jones
             Barristers and Solicitors
             1000, 10035 - 105 Street

             Edmonton, Alberta
             T5J 3T2

             Attention:   E. J. Barichello

      (b)    to the Vendor at:

             Optopics Laboratories Corporation
             c/o NutraMax Products, Inc.
             51 Blackburn Drive
             Gloucester, MA
             01930, USA

             Attention:   President

             with a copy to:

             1700 Cary Road
             Huntingdon Valley, PA 19006 5002

             Attention:   Mr. Eugene M. Schloss, Jr.

Any such notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given, on the fifth Business Day following mailing or, if by receipted courier service, on the date of delivery. Any Party may change its address for services from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.

16.2  Publicity

Save as required by Law or by any stock exchange on which securities of either of the Parties are listed for trading, neither of the Parties shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or any Ancillary Agreement or the matters contained herein or therein, without obtaining the prior written approval of the other Parties to the contents and the manner of presentation and publication thereof, such approval not to be unreasonably withheld or delayed. If disclosure is required by Law or by any stock exchange, the disclosing Party shall consult in advance with the other Party and attempt in good faith to reflect such other Party's concerns in the required disclosure.

16.3  Time of the Essence

Time shall be of the essence of this Agreement.

16.4  Brokers

The Purchaser has entered into an agreement with BKR International Merger & Acquisitions Group, L.L.C., pursuant to which compensation will be payable to it upon completion of the purchase of the Assets. The Purchaser assumes sole responsibility for such payment.

The Vendor has entered into an agreement with Prospection International Inc., pursuant to which compensation will be payable to it upon completion of the sale of the Assets. The Vendor assumes sole responsibility for such payment.

Each Party shall indemnify and save harmless the other Party from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for such Party.

16.5  Third Party Beneficiaries

Except as set forth in Sections 10.2, 10.3 and 10.4, each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto, and no Person other than the Parties hereto, shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.

16.6  Expenses

Except as otherwise expressly provided herein, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

16.7  Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties, their successors and any Person becoming a party to this Agreement through the procedure set out in Section 16.8. This Agreement shall enure to the benefit of any permitted assigns.

16.8  Assignment

Except as provided in this Section 16.8, none of the rights or obligations hereunder shall be assignable or transferable by any Party without the prior written consent of the other Party. The Purchaser shall be entitled, upon giving notice to the Vendor at any time on or prior to the Closing Date, to assign the benefits of this Agreement to any Affiliate of the Purchaser subject to the following two conditions: (a) the Purchaser's assignee shall become jointly and severally liable with the Purchaser, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of the Purchaser; and (b) such assignees shall each execute an agreement confirming such assignment and the assumption by the assignee of all obligations of the Purchaser under this Agreement.

16.9  Counterparts

This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered shall be deemed an original but all of which taken together constitute one and the same instrument. This Agreement may be delivered by fax.

16.10 Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties of the Parties contained in this Agreement shall not merge on and shall survive the Closing and, notwithstanding such Closing, or any investigation made by or on behalf of any Party, shall continue in full force and effect. The Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted hereunder or under any of the Ancillary Agreements or in respect of any right to damages or other remedies.

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.


                                         MIZA PHARMACEUTICALS USA, INC.

                                         Per: /s/ Dr. Jack Kachkar
                                             --------------------------
                                         Name:  Dr. Jack Kachkar
                                         Title: President


                                         OPTOPICS LABORATORIES
                                         CORPORATION

                                         Per: /s/ Bernard J. Korman
                                             --------------------------
                                         Name:  Bernard J. Korman
                                         Title: Chairman